Exhibit 99.1

Date:	January 26, 2018 4:01 pm EST
From:	Archie M. Brown, Jr. President and CEO
MainSource Financial Group, Inc. | 812-663-6734

NEWS RELEASE

MainSource Financial Group - NASDAQ, MSFG -
Announces Fourth Quarter and Full Year 2017 Financial Results



•Net income of $16.6 million, up 41% over 4th quarter 2016

•Quarterly Earnings Per Share of $0.64

•Loan Growth of 2% annualized

•Net Interest Margin of 3.78%

•Non-performing Assets 0.45% of Total Assets

Greensburg, Indiana, Archie M. Brown, Jr., President and Chief Executive Officer of MainSource Financial Group, Inc. (NASDAQ: MSFG), announced today the unaudited financial results for the fourth quarter and year ended December 31, 2017.  For the three months ended December 31, 2017, the Company recorded net income of $16.6 million, or $0.64 per common share, compared to net income of $11.7 million, or $0.48 per common share, in the fourth quarter of 2016.  During the fourth quarter of 2017 the Company incurred costs of $391 thousand related to the upcoming merger with First Financial Bancorp, securities gains of $71 thousand, and a $2.5 million income tax benefit related to the recently-enacted “H.R. 1” tax reform legislation.  Excluding these items, the Company’s net income would have been $14.4 million or $0.55 per share (see Non-GAAP Reconciliation of Actual to Operating Earnings included with this press release).

For the twelve months ended December 31, 2017, the Company reported net income of $49.4 million, or $1.94 per common share, compared to net income in 2016 of $38.3 million, or $1.64 per common share.  During 2017 the Company recorded merger related costs of $9.0 million, a charge of $1.2 million related to the closing of seven branches, a $214 thousand prepayment penalty on an FHLB advance, securities gains of $84 thousand, and a $2.5 million income tax benefit related to tax reform.  Excluding these items, the Company’s net income would have been $54.1 million or $2.12 per share (see Non-GAAP Reconciliation of Actual to Operating Earnings included with this press release).

CEO Comments

Mr. Brown commented, “I am very pleased with our company’s performance for the fourth quarter and full year.  We achieved record net income with operating earnings per common share of $2.12 in 2017 compared to $1.86 in 2016, a 14% increase.  Our acquisition of FCB Bancorp in Louisville, Kentucky in April along with a strong net interest margin were the primary drivers of our record performance.  For the quarter, we also achieved record net income of $16.6 million dollars, a 41% increase over the same quarter in 2016.  On an operating earnings per share basis, we earned $.55, a 10% increase over the 4th quarter of 2016.  Higher earning assets from the FCB acquisition and a strong net interest margin drove our great quarter.  Our net interest margin of 3.78% was much improved from last year’s 3.69% and relatively stable with the 3rd quarter of this year.  We have benefitted from the Federal Reserve’s interest rate hikes during the year as asset yields moved up much faster than our deposit costs.”

Mr. Brown commented on loan growth and asset quality, “For the year and quarter, loan growth was below our expectations and historic trends.  The portfolio expanded by 2% on a linked quarter annualized basis.  Throughout 2017, our loan originations were not strong enough to offset an elevated level of payoffs.  As we move into 2018, this challenge remains.  However, we were very pleased with our asset quality for the year and quarter.  Non-performing assets (including troubled debt restructurings) were $20.7 million at the end of 2017 or .45%, which represents a 17% decline for the quarter and a 10% decline from the previous year end.  We continue to experience very low loan delinquency and net charge-offs and are optimistic about asset quality as we head into 2018.

Mr. Brown commented on the recently passed tax reform bill, “We were very pleased with the recent passage of the tax reform bill.  As a result of the new law, we established a new minimum wage of $15 per hour for new and existing team members.  This resulted in raises for over 200 of our associates, representing more than 20% of our workforce.  We are hopeful that the new law has a positive effect on our economy, our local communities and our shareholders.”

Mr. Brown concluded, “We are very excited about our upcoming merger with First Financial Bancorp.  Our team is fully engaged in integration activities and the process is going very well.  We believe the combination with First Financial will create a “best-in-class” banking company that serves its customers in a very personal way while providing great products.  Our goal is for the combined company to achieve top quartile performance for its shareholders.  The merger remains on track for completion in the first quarter with the systems conversion scheduled in the second quarter.”

FOURTH QUARTER 2017 RESULTS

NET INTEREST INCOME

Net interest income was $37.7 million for the fourth quarter of 2017 compared to $32.0 million a year ago.  The increase in net interest income was primarily due to an increase in average earning assets as well as an increase in acquisition accounting adjustments.  Average earning assets increased year over year by $520 million with $450 million coming from the FCB Bancorp acquisition and $70 million from organic growth.  Net interest margin, on a fully-taxable equivalent basis, was 3.78% for the fourth quarter of 2017, which was a nine basis point increase from the fourth quarter of 2016 and an increase of one basis point compared to the third quarter of 2017.  The increase in the net interest margin on a linked-quarter basis was primarily attributable to an increase in the accretion of acquisition accounting marks (three basis points) offset by an increase in the Company’s cost of funds.

NON-INTEREST INCOME

The Company’s non-interest income was $13.8 million for the fourth quarter of 2017 compared to $13.4 million for the same period in 2016. During 2017, the Company acquired two independent brokerage agencies.  The acquisitions drove a $468 thousand improvement in investment product fees and were the primary drivers of the overall increase in non-interest income.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $31.7 million for the fourth quarter of 2017 compared to $28.9 million for the same period in 2016.  The year over year increase in total expenses were in the employee, occupancy and equipment expense categories and were primarily related to the acquisition of FCB Bancorp in April 2017.

FULL YEAR 2017 RESULTS

NET INTEREST INCOME

Net interest income was $142.9 million for the full year 2017, which represents an increase of $25.3 million when compared to the twelve months ended December 31, 2016.  Net interest margin, on a fully-taxable equivalent basis, increased from 3.65% in 2016 to 3.77% in 2017.  During the past year the Company’s yield on earning assets has outpaced the increase in its cost of funds as the Company has been able to lag its changes in deposit rates despite the Fed rate increases.  Also contributing to the increase in net interest income, average earning assets increased by $582 million in 2017 compared to 2016 as the Company realized the full year effect of the acquisition of Cheviot Financial Corp. and the partial year effect of the FCB Bancorp acquisition.

NON-INTEREST INCOME

The Company’s non-interest income was $53.4 million for the full year 2017 compared to $52.6 million for 2016.  Increases in investment product fees of $754 thousand and interchange income of $752 thousand were partially offset by a decrease in other income of $859 thousand.  The decrease in other income was driven by the write-down of branches that were closed.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $132.6 million for the full year 2017 compared to $118.0 million for 2016.  The Company incurred merger-related expenses of $9.0 million and $7.1 million respectively in 2017 and 2016.  Excluding these costs, 2017 non-interest expense would have been $123.6 million compared to $110.9 million in 2016.  The increase of $14.6 million in non-interest expense year over year was primarily due to the full year effect of the Cheviot Financial Corp. acquisition, the partial year effect of the FCB Bancorp acquisition as well as a $1.9 million increase in acquisition related expenses.

BALANCE SHEET AND CAPITAL

Total assets were $4.6 billion at December 31, 2017, which represents a $568 million increase from a year ago.  The increase in assets was primarily related to the acquisition of FCB Bancorp ($524 million).  Loan balances (including loans that are classified as held for sale) grew $15 million on a linked quarter basis which represents a 2% increase on an annualized basis.  The Company’s regulatory capital ratios remain strong and as of December 31, 2017 were as follows: leverage ratio of 9.6%, tier one capital to risk-weighted assets of 12.9%, common equity tier one capital ratio of 11.5%, and total capital to risk-weighted assets of 13.6%.  In addition, as of December 31, 2017, the Company’s tangible common equity ratio was 8.5%.  Tangible book value per common share was $14.93 at December 31, 2017, a 5% increase from year end 2016.

ASSET QUALITY

Non-performing assets (NPAs) were $20.7 million as of December 31, 2017, a decrease of $4.3 million on a linked-quarter basis.  NPAs represented 0.45% of total assets as of December 31, 2017 compared to 0.54% as of September 30, 2017 and 0.57% as of December 31, 2016.  The Company incurred net charge-offs of $550 thousand and recorded $550 thousand of loan loss provision expense for the fourth quarter of 2017.  The Company’s allowance for loan losses as a percent of total outstanding loans was 0.73% as of December 31, 2017 compared to 0.74% as of September 30, 2017 and 0.84% as of December 31, 2016.  The decrease in this metric year over year was primarily driven by the increase in acquired loans that were marked to fair value at the acquisition date and not included in the loan loss reserve analysis.

USE OF NON-GAAP FINANCIAL MEASURES

This press release includes financial measures prepared other than in accordance with generally accepted accounting principles in the United States (“GAAP”). Specifically, we have included non-GAAP financial measures of the Company’s earnings per share excluding the impact of costs associated with the announced upcoming merger of the Company with First Financial Bancorp, the impact of costs associated with the acquisitions of FCB Bancorp, Inc. and Cheviot Financial Corp.,  the impact of costs associated with branch closures, the impact of a pre-payment penalties on an FHLB advance, the impact of securities gains and the impact of income tax benefits associated with recent tax reform.  We have also included non-GAAP financial measures of non-interest expense excluding the impact of merger related expenditures.  These non-GAAP financial measures should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.  We believe this information is helpful in understanding the Company’s results of operations separate and apart from items that may, or could, have a disproportionate positive or negative impact in any given period, such as acquisition accounting impacts, one-time costs of acquisitions or other non-core items.  A reconciliation of the non-GAAP measures to the most comparable GAAP equivalent is included in the text or in the attached financial tables under the heading “Reconciliation of Non-GAAP Financial Measures”.

Cautionary Statements Regarding Forward-Looking Information

Certain statements contained in this report which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to, certain plans, expectations, goals, projections and benefits relating to the transaction between the Company and First Financial, which are subject to numerous assumptions, risks and uncertainties.  Words such as ‘‘believes,’’ ‘‘anticipates,’’ “likely,” “expected,” “estimated,” ‘‘intends’’ and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Please refer to each of the Company’s and First Financial’s Annual Report on Form 10-K for the year ended December 31, 2016, as well as their other filings with the SEC, for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

Forward-looking statements are not historical facts but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of the management’s control.  It is possible that actual results and outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements.  In addition to factors previously disclosed in reports filed by the Company and First Financial with the SEC, risks and uncertainties for the Company, First Financial and the combined company include, but are not limited to:  the possibility that any of the anticipated benefits of the proposed Merger will not be realized or will not be realized within the expected time period; the risk that integration of the Company’s operations with those of First Financial will be materially delayed or will be more costly or difficult than expected; the inability to close the Merger in a timely manner; diversion of management's attention from ongoing business operations and opportunities; the failure to satisfy other conditions to completion of the Merger, including receipt of required regulatory and other approvals; the failure of the proposed Merger to close for any other reason; the challenges of integrating and retaining key employees; the effect of the announcement of the Merger on the Company’s, First Financial’s or the combined company's respective customer relationships and operating results; the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; and general competitive, economic, political and market conditions and fluctuations.  All forward-looking statements included in this filing are made as of the date hereof and are based on information available at the time of the filing.  Except as required by law, neither the Company nor First Financial assumes any obligation to update any forward-looking statement.

.

	Three months ended December 31		Twelve months ended December 31
	2017	2016	2017	2016
Income Statement Summary
Interest Income	$42,341	$34,854	$158,547	$128,327
Interest Expense	4,670	2,813	15,678	10,726
Net Interest Income	37,671	32,041	142,869	117,601
Provision for Loan Losses	550	850	1,250	1,705
Noninterest Income:
Trust and investment product fees	1,708	1,240	5,620	4,866
Mortgage banking	2,602	2,909	10,341	10,044
Service charges on deposit accounts	5,464	5,409	20,901	21,006
Securities gains	71	26	84	170
Interchange income	2,771	2,799	11,868	11,116
Other	1,197	988	4,551	5,410
Total Noninterest Income	13,813	13,371	53,365	52,612
Noninterest Expense:
Employee	18,084	16,897	72,614	64,327
Occupancy & equipment	6,315	5,624	24,480	21,994
Intangible amortization	612	343	2,011	1,342
Marketing	844	867	3,262	3,390
Interchange expense	753	818	3,387	3,376
Collection expenses	324	314	991	910
FDIC assessment	384	310	1,407	1,560
FHLB advance prepayment penalty	—	—	214	—
Merger-related expenses	391	166	9,004	7,130
Other	4,013	3,514	15,240	14,019
Total Noninterest Expense	31,720	28,853	132,610	118,048
Earnings Before Income Taxes	19,214	15,709	62,374	50,460
Provision for Income Taxes	2,619	3,965	12,936	12,137
Net Income Available to Common Shareholders	$16,595	$11,744	$49,438	$38,323

Non-GAAP Reconciliation of Actual to Operating Earnings
Net Income as Reported	$16,595	$11,744	$49,438	$38,323
Add: Merger-related expenses, net of tax	349	109	6,265	4,910
FHLB Prepayment Penalty, net of tax	—	—	139	—
Branch closing expenses, net of tax	—	423	780	423
Less: Securities gains, net of tax	(46)	(17)	(54)	(111)
Effect of tax rate change	(2,505)	—	(2,505)	—
Operating earnings (1)	$14,393	$12,259	$54,063	$43,545
Operating earnings per share (1)	$0.55	$0.50	$2.12	$1.86

	Three months ended December 31		Twelve months ended December 31
	2017	2016	2017	2016
Average Balance Sheet Data
Gross Loans	$3,059,754	$2,619,707	$2,906,671	$2,416,256
Earning Assets	4,180,505	3,660,925	4,004,327	3,422,334
Total Assets	4,611,612	4,044,123	4,412,628	3,776,145
Noninterest Bearing Deposits	852,513	729,378	813,982	679,879
Interest Bearing Deposits	2,671,419	2,451,891	2,559,775	2,271,698
Total Interest Bearing Liabilities	3,069,909	2,709,592	2,916,366	2,533,188
Shareholders’ Equity	526,344	455,333	500,762	428,979

	Three months ended December 31		Twelve months ended December 31
	2017	2016	2017	2016
Per Share Data
Diluted Earnings Per Common Share	$0.64	$0.48	$1.94	$1.64
Cash Dividends Per Common Share	0.18	0.16	0.68	0.61
Market Value - High	40.24	34.57	40.24	34.57
Market Value - Low	34.83	23.94	31.55	19.95
Average Outstanding Shares (diluted)	26,000,362	24,450,851	25,514,638	23,431,355

	Three months ended December 31		Twelve months ended December 31
	2017	2016	2017	2016
Key Ratios (annualized)
Return on Average Assets	1.43%	1.16%	1.12%	1.01%
Return on Average Equity	12.51%	10.26%	9.87%	8.93%
Net Interest Margin	3.78%	3.69%	3.77%	3.65%
Efficiency Ratio	59.23%	61.00%	64.89%	66.46%
Net Overhead to Average Assets	1.54%	1.52%	1.80%	1.73%

	December 31	September 30	June 30	March 31	December 31
	2017	2017	2017	2017	2016
Balance Sheet Highlights
Total Loans (Including Loans Held for Sale)	$3,071,257	$3,056,238	$3,035,466	$2,618,980	$2,664,152
Allowance for Loan Losses	22,543	22,543	22,306	22,369	22,499
Total Securities	1,077,573	1,083,903	1,079,555	1,022,208	1,007,540
Goodwill and Intangible Assets	150,991	150,766	149,766	110,180	108,734
Total Assets	4,647,862	4,601,500	4,589,556	4,042,475	4,080,257
Noninterest Bearing Deposits	868,384	838,490	849,470	812,301	767,159
Interest Bearing Deposits	2,639,219	2,583,497	2,672,873	2,342,836	2,343,712
Other Borrowings	404,198	380,798	343,378	287,643	309,230
Shareholders’ Equity	532,958	524,019	516,424	459,779	449,494

	December 31	September 30	June 30	March 31	December 31
	2017	2017	2017	2017	2016
Other Balance Sheet Data
Tangible Book Value Per Common Share (1)	$14.93	$14.59	$14.34	$14.48	$14.16
Loan Loss Reserve to Loans	0.73%	0.74%	0.73%	0.85%	0.84%
Loan Loss Reserve to Non-performing Loans	139.50%	108.27%	114.77%	110.84%	125.39%
Nonperforming Assets to Total Assets	0.39%	0.49%	0.47%	0.54%	0.49%
NPA’s (w/ TDR’s) to Total Assets	0.45%	0.54%	0.54%	0.62%	0.57%
Tangible Common Equity/Tangible Assets (1)	8.49%	8.39%	8.26%	8.89%	8.58%
Outstanding Shares	25,586,013	25,582,413	25,575,804	24,148,132	24,067,364

	December 31	September 30	June 30	March 31	December 31
	2017	2017	2017	2017	2016
Asset Quality
Special Mention Loans	$32,367	$33,134	$51,938	$12,987	$20,526
Substandard Loans (Accruing)	20,067	22,342	21,138	15,531	18,626
New Non-accrual Loans (for the 3 months ended)	2,057	6,215	1,128	9,051	3,416

Loans Past Due 90 Days or More and Still Accruing	$265	$40	$—	$—	$2,135
Non-accrual Loans	15,895	20,781	19,436	20,181	15,808
Other Real Estate Owned	2,126	1,568	2,072	1,783	1,875
Total Nonperforming Assets (NPA’s)	$18,286	$22,389	$21,508	$21,964	$19,818
Troubled Debt Restructurings (Accruing)	2,403	2,636	3,062	3,227	3,270
Total NPA’s with Troubled Debt Restructurings	$20,689	$25,025	$24,570	$25,191	$23,088

Net Charge-offs - QTD	$550	$363	$163	$130	$179
Net Charge-offs as a % of average loans (annualized)	0.07%	0.05%	0.02%	0.02%	0.03%

(1) Use Of Non-GAAP Financial Measures

These financial statements include financial measures prepared other than in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.  We believe this information is helpful in understanding the Company’s results of operations separate and apart from items that may, or could, have a disproportionate positive or negative impact in any given period, such as acquisition accounting impacts, one-time costs of acquisitions or other non-core items.

Tangible common equity, tangible assets and tangible book value per share are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of preferred stock, goodwill and other intangible assets from the calculation of stockholders’ equity.  Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	December 31	September 30	June 30	March 31	December 31
	2017	2017	2017	2017	2016
Shareholders’ Equity	$532,958	$524,019	$516,424	$459,779	$449,494
Less: Intangible Assets	150,991	150,766	149,766	110,180	108,734
Tangible Common Equity	381,967	373,253	366,658	349,599	340,760

Total Assets	4,647,862	4,601,500	4,589,556	4,042,475	4,080,257
Less: Intangible Assets	150,991	150,766	149,766	110,180	108,734
Tangible Assets	4,496,871	4,450,734	4,439,790	3,932,295	3,971,523

Ending Shares Outstanding	25,586,013	25,582,413	25,575,804	24,148,132	24,067,364

Tangible Book Value Per Common Share	$14.93	$14.59	$14.34	$14.48	$14.16
Tangible Common Equity/Tangible Assets	8.49%	8.39%	8.26%	8.89%	8.58%